EXHIBIT 23
                  INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
First Georgia Holding, Inc.

We consent to incorporation by reference in the registration statements
(No. 33-62245 and No. 33-62249) on Form S-8 of First Georgia Holding, Inc. of our report dated November 3, 1995, relating to the consolidated balance sheets of First Georgia Holding, Inc. and subsidiary as of Sepember 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-yer period ended
September 30, 1995, which report apears in the September 30, 1995 annual report on Form 10-KSB of First Georgia Holding, Inc.


                                        KPMG PEAT MARWICK LLP
Atlanta, Georgia
December 29, 1995

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